Exhibit 99.1

Arcturus Therapeutics Announces $9.8 Million Registered Direct Offering of Common Stock

San Diego, Calif, September 26, 2019 – Arcturus Therapeutics (“Arcturus” or the “Company”), a leading RNA medicines company focused on the discovery, development and commercialization of mRNA therapeutics for rare diseases, today announced that it has entered into definitive agreements with certain institutional investors for the purchase and sale in a registered direct offering of 850,000 shares of the Company’s common stock, at a purchase price of $11.50 per share, for aggregate gross proceeds of approximately $9.8 million. The offering is expected to close on or about September 30, 2019, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from this offering to fund its continued research and development initiatives in connection with its product pipeline including, but not limited to LUNAR-CF, LUNAR-CV, LUNAR-MD and general corporate purposes. It is expected that this offering, together with the Company’s prior registered direct offerings announced August 1 and August 2 (aggregating to approximately 2 million shares, the number established in June at the time of the Company’s strategic transaction), and the Company’s other non-dilutive funding efforts, provide adequate funding to support the Company’s current programs through at least the next 18 months.

H.C. Wainwright & Co. is acting as exclusive placement agent for the offering.

The shares of common stock are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-232281) previously declared effective by the Securities and Exchange Commission (the “SEC”) on July 29, 2019. The shares of common stock may be offered only by means of a prospectus supplement that forms a part of the effective registration statement. A prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC. Electronic copies of the prospectus supplement and the accompanying prospectus may be obtained, when available, from H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, or by calling (646) 975-6996 or by emailing placements@hcwco.com or at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Arcturus Therapeutics

Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) is an RNA medicines company with enabling technologies – LUNAR® lipid-mediated delivery and Unlocked Nucleomonomer Analog (UNA) chemistry – and mRNA drug substance along with drug product manufacturing. Arcturus’ diverse pipeline of RNA therapeutics includes programs to potentially treat Ornithine Transcarbamylase (OTC) Deficiency, Cystic Fibrosis, Glycogen Storage Disease Type 3, Hepatitis B, and non-alcoholic steatohepatitis (NASH). Arcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of nucleic acid medicines including messenger RNA, small interfering RNA, replicon RNA, antisense RNA, microRNA, DNA, and gene editing therapeutics. Arcturus’ technologies are covered by its extensive patent portfolio (175 patents and patent applications, issued in the U.S., Europe, Japan, China and other countries). Arcturus’ commitment to the development of novel RNA therapeutics has led to collaborations with Janssen Pharmaceuticals, Inc., part of the Janssen Pharmaceutical Companies of Johnson & Johnson, Ultragenyx Pharmaceutical, Inc., Takeda Pharmaceutical Company Limited, CureVac AG, Synthetic Genomics Inc. and the Cystic Fibrosis Foundation. For more information visit www.Arcturusrx.com

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, included in this press release regarding strategy, future operations, collaborations, the likelihood of success of the Company’s technology or potential development of any products, the status of preclinical and clinical development programs, the sufficiency of any drug substances or drug products to meet current goals or expectations, and the potential market or success of clinical development programs, are forward-looking statements. For example, when the Company discusses the timing and expected closing of the offering, the expected use of proceeds, and that it is expected that this offering, together with the Company’s prior offerings and the Company’s other non-dilutive funding efforts, provide adequate funding to support the Company’s current programs through at least the next 18 months, it is using forward-looking statements. Arcturus may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements such as the foregoing and you should not place undue reliance on such forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties, including those discussed under the heading “Risk Factors” in Arcturus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019 and in subsequent filings with, or submissions to, the SEC. Except as otherwise required by law, Arcturus disclaims any intention or obligation to update or revise any forward- looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

Contact

Neda Safarzadeh

Arcturus Therapeutics

(858) 900-2682

IR@ArcturusRx.com

Arcturus Investor Contacts

Michael Wood

LifeSci Advisors LLC

(646) 597-6983

mwood@lifesciadvisors.com